EXHIBIT 20.1



FOR IMMEDIATE RELEASE
---------------------

             AES REPORTS THIRD QUARTER EARNINGS OF $0.28 PER SHARE,
                           BEFORE EXTRAORDINARY ITEMS

                        33% INCREASE OVER PREVIOUS YEAR
--------------------------------------------------------------------------------
ARLINGTON, VA, October 21, 1997 -- The AES Corporation (NYSE: AES) announced today that net income, before extraordinary items, was $50 million for the quarter ended September 30, 1997, an increase of 56% compared to $32 million for the third quarter of 1996. Earnings per share, before extraordinary items, were $0.28 for the quarter, compared to $0.21 for the same quarter in 1996. During the quarter, the Company incurred a $3 million after tax ($0.02 per share) extraordinary charge related to the early pre-payment of certain long-term debt. Revenues for the quarter were $358 million, up 75% compared to $205 million reported in the same period last year.

For the first nine months of 1997, net income, before extraordinary items, was $132 million, a 48% increase compared to the first nine months of 1996. Earnings per share, before extraordinary items, for the first nine months of 1997 were $0.78, compared to $0.58 for the same period in 1996. Revenues for the first nine months of 1997 were $880 million, up 60% from the $551 million reported a year earlier. Total assets at the end of the quarter were approximately $6.6 billion, as compared to $3.6 billion at the end of 1996.

During the third quarter, AES raised approximately $325 million in Senior Subordinated Notes and approximately $350 million in a common stock offering.

Dennis W. Bakke, President and Chief Executive Officer, commented, "We again had an excellent quarter. Our plants operated extremely well. Constructed projects are progressing nicely. Furthermore, we continue to be excited about our newly acquired businesses."

Roger W. Sant, Chairman, stated, "The new business environment in many parts of the world could not be better for a global power company. Governments continue to open the electric market, allowing for greenfield plants and privatization opportunities. Given the significant competition we face in the industry, we will probably lose more opportunities than we win. However, we try hard to demonstrate our discipline in the quality of projects we pursue and the price we are willing to offer."

AES is a leading global power company that currently owns or has an interest in eighty-two power facilities totaling over 23,000 megawatts in the United States, Canada, Australia, Argentina, Brazil, Dominican Republic, Pakistan, the Netherlands,

Hungary, Kazakhstan, China and the United Kingdom. In addition to having assets in excess of $6 billion, the Company has more than $5 billion of projects in construction or late stages of development. AES is dedicated to providing electricity worldwide in a socially responsible way.

                                    * * * * *
For more general information visit our web site at www.aesc.com or contact investor relations at investing@aesc.com. The list aes-pr-announce is an automated mailing list and can be found on the investing page of our web site. Those who subscribe to this list will receive updates when AES issues a press release.
that

THE AES CORPORATION
-------------------

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE PERIODS ENDED SEPTEMBER 30,1997 AND 1996

-----------------------------------------------------------------------------------------------------------------------------
Unaudited                                                       THREE                THREE                 CHANGE
                                                                MONTHS       %       MONTHS        %       FROM
                                                                ENDED        OF      ENDED        OF       PREVIOUS      %
                                                               09/30/97     SALES   09/30/96     SALES     YEAR        CHANGE
-----------------------------------------------------------------------------------------------------------------------------
($ in millions, except per share amounts)


REVENUES:
Sales and services                                            $  358        100%     $  205      100%     $  153         75%

OPERATING COSTS AND EXPENSES:
Cost of sales and services                                       246         69%        122       59%       (124)      -102%
Selling, general and administrative expenses                      10          3%          8        4%         (2)       -25%
Provision to reduce contract receivable                            9          2%          -        -          (9)      -100%
                                                              ------                 ------               ------

Total operating costs and expenses                               265         74%        130       63%       (135)      -104%
                                                              ------                 ------               ------

OPERATING INCOME                                                  93         26%         75       37%         18         24%

OTHER INCOME AND (EXPENSE):
Interest expense                                                 (62)       -18%        (38)     -19%        (24)        63%
Interest income                                                   10          3%          6        3%          4         67%
Equity in net earnings of affIiliates                             28          8%          9        4%         19        211%
                                                              ------                 ------               ------

INCOME BEFORE INCOME TAXES, MINORITY
INTEREST, AND EXTRAORDINARY ITEM                                  69         19%         52       25%         17         33%

Income taxes                                                      15          4%         16        8%          1          6%
Minority interest                                                  4          1%          4        2%          -          -
                                                              ------                 ------      ---      ------

INCOME BEFORE EXTRAORDINARY ITEM                                  50         14%         32       15%         18         56%

Extraordinary item - Net loss on extinguishment of debt
  (Less applicable income taxes of  $2 million)                   (3)        -1%          -                   (3)      -100%
                                                              ------                 ------               ------
NET INCOME                                                    $   47         13%     $   32       15%     $   15         47%
                                                              ======                 ======               ======

NET INCOME PER SHARE:
   Before extraordinary loss                                  $ 0.28                 $ 0.21               $ 0.07
   Extraordinary loss                                          (0.02)                     -                (0.02)
                                                              ------                 ------               ------
NET INCOME PER SHARE                                          $ 0.26                 $ 0.21               $ 0.05
                                                              ======                 ======               ======

THE AES CORPORATION
-------------------

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE PERIODS ENDED SEPTEMBER 30,1997 AND 1996

-----------------------------------------------------------------------------------------------------------------------------
UNAUDITED                                                       NINE                 NINE                  CHANGE
                                                                MONTHS        %      MONTHS        %       FROM
                                                                ENDED        OF      ENDED        OF       PREVIOUS       %
                                                               09/30/97     SALES   09/30/96     SALES     YEAR        CHANGE
-----------------------------------------------------------------------------------------------------------------------------
($ in millions, except per share amounts)


REVENUES:
Sales and services                                             $  880       100%    $  551       100%     $  329        60%

OPERATING COSTS AND EXPENSES:
Cost of sales and services                                        576        65%       321        58%       (255)      -79%
Selling, general and administrative expenses                       25         3%        23         4%         (2)       -9%
Provision to reduce contract receivable                            19         2%         -         -         (19)     -100%
                                                               ------               ------       ---      ------

Total operating costs and expenses                                620        70%       344        62%       (276)      -80%
                                                               ------               ------                ------

OPERATING INCOME                                                  260        30%       207        38%         53        26%

OTHER INCOME AND (EXPENSE):
Interest expense                                                 (154)      -18%       (97)      -18%        (57)       59%
Interest income                                                    28         3%        16         3%         12        75%
Equity in net earnings of affiliates                               58         7%        16         3%         42       263%
                                                               ------               ------       ---      ------

INCOME BEFORE INCOME TAXES, MINORITY
INTEREST, AND EXTRAORDINARY ITEM                                  192        22%       142        26%         50        35%

Income taxes                                                       50         6%        47         9%         (3)       -6%
Minority interest                                                  10         1%         6         1%         (4)      -67%

INCOME BEFORE EXTRAORDINARY ITEM                                  132        15%        89        16%         43        48%

  Extraordinary item - Net loss on extinguishment of debt
  (Less applicable income taxes of  $2 million)                    (3)        0%         -         0%         (3)     -100%
                                                               ------               ------       ---      ------

NET INCOME                                                     $  129        15%    $   89        16%     $   40        45%
                                                               ======               ======                ======

NET INCOME PER  SHARE:
  Before extraordinary loss                                    $ 0.78               $ 0.58                $ 0.20
   Extraordinary loss                                           (0.02)                   -                 (0.02)
                                                               ------               ------                ------

NET INCOME PER  SHARE                                          $ 0.76               $ 0.58                $ 0.18
                                                               ======               ======                ======

                                                    * * * * *